Exhibit 99.1

Investors and Media:

Kyle Bland: 630-824-1907

SUNCOKE ENERGY, INC. ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2016 RESULTS

AND PROVIDES FULL-YEAR 2017 GUIDANCE

•	Net income attributable to SXC was $17.0 million, or $0.26 per share and $14.4 million, or $0.22 per share, in fourth quarter and full-year 2016, respectively

•	Adjusted EBITDA increased $22.3 million to $77.3 million in fourth quarter 2016, primarily due to the recognition of CMT deferred revenue of $31.5 million

•	Full-year 2016 Consolidated Adjusted EBITDA increased $31.6 million to $217.0 million and was in line with our 2016 guidance range of $210 million to $235 million

•	De-levered consolidated SunCoke by approximately $145 million during full-year 2016 via open market debt repurchases and revolver pay-downs

•	Full-year 2017 Consolidated Adjusted EBITDA guidance of $220 million to $235 million

LISLE, Ill. (January 26, 2017) - SunCoke Energy, Inc. (NYSE: SXC) today reported fourth quarter 2016 net income attributable to SXC of $17.0 million, or $0.26 per share, down $2.0 million versus the prior year period. Fourth quarter Consolidated Adjusted EBITDA was $77.3 million, up $22.3 million versus the prior year period primarily due to the recognition of CMT deferred revenue.

Full-year 2016 net income attributable to SXC was $14.4 million, or $0.22 per share, representing a $36.4 million increase versus the same prior year period. The Company delivered full-year 2016 Consolidated Adjusted EBITDA of $217.0 million, which was in line with its full-year guidance, and $31.6 million higher than full-year 2015.

“Fourth quarter and full-year results were in line with expectations, and again illustrate the ability for our coke and coal logistics segments to consistently generate stable results,” said Fritz Henderson, President, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “In 2016, we set out to manage through the challenging market conditions that our customers faced while continuing to focus on de-levering our balance sheet and achieving our financial objectives. I am pleased that we have successfully delivered against these initiatives.”

Looking forward, the Company expects 2017 Consolidated Adjusted EBITDA to be between $220 million and $235 million. This outlook reflects higher Coal Logistics volumes and lower Corporate spending, partially offset by the impact of the continued oven work at the Company’s Indiana Harbor facility.

Henderson continued, “As we move into 2017, we are focused on executing against our 2017 objectives and delivering value to SunCoke shareholders.”

2016 CONSOLIDATED RESULTS(1)

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2016	2015	Increase/ (Decrease)	2016	2015	Increase/ (Decrease)
Total revenues	$325.6	$353.6	$(28.0)	$1,223.3	$1,362.7	$(139.4)
Net income (loss) attributable to SXC	$17.0	$19.0	$(2.0)	$14.4	$(22.0)	$36.4
Adjusted EBITDA(2)	$77.3	$55.0	$22.3	$217.0	$185.4	$31.6

(1)	The current and prior year periods are not comparable due to the divestiture of our Coal Mining business in April 2016 and the contribution of Convent Marine Terminal, which was acquired on August 12, 2015.
(2)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Total revenues from operations were $325.6 million and $1,223.3 million in fourth quarter and full-year 2016, respectively, a decrease of $28.0 million and $139.4 million, respectively, compared with the same prior year periods. These decreases in revenue primarily reflect the pass-through of lower coal prices and lower sales volumes in our Domestic Coke segment. The full-year impact was partly offset by the full-year contribution from the Convent Marine Terminal (“CMT”) versus the prior year period.

Fourth quarter 2016 net income attributable to SXC was $17.0 million, or $0.26 per share, down from net income of $19.0 million, or $0.30 per share, in the same prior year period. The prior year results include $8.9 million of gains on debt extinguishment and lower income taxes driven primarily by a deduction related to the liquidation of a coal mining subsidiary.

Full-year 2016 net income attributable to SXC was $14.4 million, or $0.22 per share, versus a loss of $22.0 million, or $0.34 per share, for full-year 2015. The improvement in full-year results was impacted by current year gains on extinguishment of debt of $25.0 million and favorable fair value adjustments to our contingent consideration obligation of $10.1 million. Additionally, in 2015 we recorded a $19.4 million impairment on our equity method investment in Visa SunCoke. These year-over-year improvements were offset by the unfavorable current year impacts from higher income tax expense, higher non-controlling interest related to earnings at SXCP, as well as losses of $14.7 million relating to the divestiture of our coal mining business.

Adjusted EBITDA was $77.3 million and $217.0 million in fourth quarter and full-year 2016, respectively, representing an increase of $22.3 million and $31.6 million compared to the same prior year periods. Both fourth quarter and full-year 2016 were favorably impacted by increased contributions from CMT of $21.9 million and $29.9 million, respectively. The divestiture of our coal mining business, as discussed above, resulted in lower operating costs which favorably impacted Adjusted EBITDA in 2016. Offsetting these contributions were lower year-over-year operating results in our Domestic Coke segment of $8.8 million and $16.2 million in the fourth quarter and full-year 2016, respectively, driven by a turbine failure at our Haverhill facility in the fourth quarter as well as lower energy sales and coal-to-coke yield gains in the full-year period. Full-year 2016 also benefited from the absence of a $12.6 million non-cash pension plan termination charge recorded in 2015.

FOURTH QUARTER 2016 SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended December 31,
(Dollars in millions, except per ton amounts)	2016	2015	Increase/ (Decrease)
Sales and other operating revenues	$261.2	$302.5	$(41.3)
Adjusted EBITDA(1)	$36.5	$45.3	$(8.8)
Sales Volume (in thousands of tons)	964	1,013	(49)
Adjusted EBITDA per ton(2)	$37.86	$44.72	$(6.86)

(1)	See definitions of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

•	Revenues were affected by both the pass-through of lower coal prices and a decrease in sales volume of 49 thousand tons, primarily due to lower production at Indiana Harbor and the impact of customer volume accommodations at Haverhill. The impact of customer volume accommodations on Adjusted EBITDA was mitigated by make-whole payments from AK Steel.

•	Adjusted EBITDA decreased $8.8 million to $36.5 million driven by lower volumes at Indiana Harbor due to the impact of the ongoing oven rebuilds and lower coal-to-coke yields. Additionally, the quarter was impacted by a turbine failure at our Haverhill facility, resulting in an unfavorable net impact of $3.5 million. These impacts were partially offset by favorable operating and maintenance spend.

Coal Logistics

Coal Logistics consists of the coal handling and mixing services operated by SXCP at our Convent Marine Terminal (“CMT”), Lake Terminal and Kanawha River Terminals (“KRT”). Additionally, Dismal River Terminal (“DRT”), which serves our Jewell cokemaking facility, is operated by SXC. The current and prior year periods are not comparable due to the construction of DRT in early 2016 and the recognition of a full-year of deferred revenue at CMT in 2016.

	Three Months Ended December 31,
(Dollars in millions, except per ton amounts)	2016	2015	Increase/ (Decrease)
Sales and other operating revenues	$48.2	$31.1	$17.1
Adjusted EBITDA(2)	$45.3	$21.1	$24.2
Tons handled, excluding CMT (thousands of tons)(3)	3,981	4,160	(179)
Tons handled by CMT (thousands of tons)(3)	1,731	1,395	336

(1)	See definitions of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects inbound tons handled during the period.

•	Revenues were up $17.1 million, driven by a $18.0 million increase in revenue at CMT due primarily to higher deferred revenue recognized in the period related to volume short-falls over the full-year versus only a partial year in 2015, as well as a $1.0 million contribution at DRT, partially offset by lower volumes at KRT and Lake Terminal.

•	Adjusted EBITDA was up $24.2 million, driven primarily by a $21.9 million increase at CMT resulting from higher deferred revenue recognized.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal. In the fourth quarter, ArcelorMittal Brazil redeemed SunCoke’s indirectly held preferred and common equity interest in Sol Coqueria Tubarão S.A. (“Brazil Investment”) for consideration of $41.0 million, half of which was received in the fourth quarter 2016 and the other half which will be received on April 1, 2017.

With the redemption, the Company will no longer receive the $9.5 million annual dividend on its Brazil Investment. Also, starting in 2016, SunCoke will receive an incremental $5.1 million in licensing fees per year through 2023 related to the addition of certain patents to its existing intellectual property licensing agreement, which are currently in use by ArcelorMittal. SunCoke will continue to earn existing operating and technology fees of approximately $10 million per year through 2023 and, when combined with the new $5.1 million in technology fees, the total expected Adjusted EBITDA contribution from the Brazil facility is expected to be approximately $15 million per year.

•	Adjusted EBITDA decreased $4.0 million to $8.3 million in fourth quarter 2016, primarily due to the change in the Brazil Coke dividend net of incremental licensing fees as discussed above.

Coal Mining

In April 2016, the Company divested substantially all of its coal mining business to Revelation Energy, LLC.

•	Adjusted EBITDA was a loss of $0.4 million in the current year period compared to a loss of $5.5 million in the prior year period. The improved results reflect lower operating costs due to the divestiture of the business.

Corporate and Other

Corporate and other expenses, including legacy costs, in fourth quarter 2016 were $12.4 million, an improvement of $5.8 million versus fourth quarter 2015 primarily due to the timing of certain legacy expenses and lower professional service spend in the current year period. This was partially offset by $1.6 million unfavorable mark-to-market adjustments on deferred compensation driven by changes in the Company’s share price.

2017 OUTLOOK

Our 2017 guidance is as follows:

•	Domestic coke production is expected to be approximately 3.9 million tons

•	Consolidated Adjusted EBITDA is expected to be between $220 million and $235 million

•	Adjusted EBITDA attributable to SXC is expected to be between $130 million and $141 million, reflecting the impact of public ownership in SXCP

•	Capital expenditures are projected to be approximately $80 million

•	Cash generated by operations is estimated to be between $140 million and $155 million

•	Cash taxes are projected to be between $8 million and $15 million

RELATED COMMUNICATIONS

Today, we will host an investor conference call at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Investors may participate in this call by dialing 1-877-201-0168 in the U.S. or 1-647-788-4901 if outside the U.S., confirmation code 47813261. This conference call will be webcast live and archived for replay in the Investor Relations section of www.suncoke.com.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (NYSE: SXCP), a publicly traded master limited partnership, holding a 2 percent general partner interest, 54 percent limited partnership interest and all of the incentive distribution rights. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, (gain) loss on extinguishment of debt, taxes, depreciation and amortization (“EBITDA”), adjusted for impairments, coal rationalization costs, changes to our contingent consideration liability related to our acquisition of CMT, the expiration of certain acquired contractual obligations, and interest, taxes, depreciation and amortization and impairments attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance and liquidity of the Company’s net assets and its ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance and liquidity. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC/SXCP represents consolidated Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Legacy Costs include royalty revenues, costs associated with former mining employee-related liabilities prior to the implementation of our contractor mining business and ultimate disposal of our mining operation.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$325.4	$343.6	$1,222.2	$1,351.3
Other income, net	0.2	10.0	1.1	11.4

Total revenues	325.6	353.6	1,223.3	1,362.7

Costs and operating expenses
Cost of products sold and operating expenses	224.0	274.0	906.5	1,098.4
Selling, general and administrative expenses	22.5	21.5	91.3	75.4
Depreciation and amortization expense	31.8	33.3	114.2	109.1
Loss on divestiture of business	—	—	14.7	—

Total costs and operating expenses	278.3	328.8	1,126.7	1,282.9

Operating income	47.3	24.8	96.6	79.8
Interest expense, net	13.2	14.7	53.5	56.2
(Gain) loss on extinguishment of debt	(0.1)	(8.9)	(25.0)	0.5

Income before income tax expense (benefit) and loss from equity method investment	34.2	19.0	68.1	23.1
Income tax expense (benefit)	2.7	(13.9)	8.6	(8.8)
Loss from equity method investment	—	—	—	21.6

Net income	31.5	32.9	59.5	10.3
Less: Net income attributable to noncontrolling interests	14.5	13.9	45.1	32.3

Net income (loss) attributable to SunCoke Energy, Inc.	$17.0	$19.0	$14.4	$(22.0)

Earnings (loss) attributable to SunCoke Energy, Inc. per common share:
Basic	$0.26	$0.30	$0.22	$(0.34)
Diluted	$0.26	$0.30	$0.22	$(0.34)
Weighted average number of common shares outstanding:
Basic	64.2	64.0	64.2	65.0
Diluted	64.9	64.0	64.4	65.0

SunCoke Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,
	2016	2015
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$134.0	$123.4
Receivables	60.7	64.6
Receivable from redemption of Brazilian investment	20.5	—
Inventories	92.5	121.8
Income tax receivable	4.6	11.6
Other current assets	3.8	3.9
Assets held for sale	—	0.9

Total current assets	316.1	326.2

Restricted cash	0.5	18.2
Investment in Brazilian cokemaking operations	—	41.0
Properties, plants and equipment (net of accumulated depreciation of $625.9 million and $590.2 million at December 31, 2016 and 2015, respectively)	1,542.6	1,582.0
Goodwill	76.9	71.1
Other intangible assets, net	179.0	190.2
Deferred charges and other assets	5.8	15.4
Long-term assets held for sale	—	11.4

Total assets	$2,120.9	$2,255.5

Liabilities and Equity
Accounts payable	$98.6	$99.8
Accrued liabilities	49.8	42.9
Deferred revenue	2.5	2.1
Current portion of long-term debt and financing obligation	4.9	1.1
Interest payable	16.2	18.9
Liabilities held for sale	—	0.9

Total current liabilities	172.0	165.7

Long-term debt and financing obligation	849.2	997.7
Accrual for black lung benefits	45.4	44.7
Retirement benefit liabilities	29.0	31.3
Deferred income taxes	352.5	349.0
Asset retirement obligations	13.9	16.3
Other deferred credits and liabilities	19.0	22.1
Long-term liabilities held for sale	—	5.9

Total liabilities	1,481.0	1,632.7

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at December 31, 2016 and 2015	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 71,707,304 shares and 71,489,448 shares at December 31, 2016 and 2015, respectively	0.7	0.7
Treasury stock, 7,477,657 shares at December 31, 2016 and 2015 respectively	(140.7)	(140.7)
Additional paid-in capital	492.1	486.1
Accumulated other comprehensive loss	(19.0)	(19.8)
Retained deficit	(22.0)	(36.4)

Total SunCoke Energy, Inc. stockholders’ equity	311.1	289.9
Noncontrolling interests	328.8	332.9

Total equity	639.9	622.8

Total liabilities and equity	$2,120.9	$2,255.5

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
	2016	2015
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$59.5	$10.3
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on divestiture of business	14.7	—
Loss from equity method investment	—	21.6
Depreciation and amortization expense	114.2	109.1
Deferred income tax benefit	3.1	(5.6)
Settlement loss and expense for pension plan	—	13.1
Gain on curtailment and payments in excess of expense for postretirement plan benefits	(2.6)	(8.0)
Share-based compensation expense	6.5	7.2
(Gain) loss on extinguishment of debt	(25.0)	0.5
Changes in working capital pertaining to operating activities (net of the effects of divestiture and acquisition):
Receivables	3.7	18.8
Inventories	29.4	23.2
Accounts payable	(0.8)	(17.9)
Accrued liabilities	6.8	(24.3)
Deferred revenue	0.4	(4.4)
Interest payable	(2.7)	(1.0)
Income taxes	7.0	(5.6)
Accrual for black lung benefits	0.3	6.0
Other	4.6	(1.9)

Net cash provided by operating activities	219.1	141.1

Cash Flows from Investing Activities:
Capital expenditures	(63.7)	(75.8)
Acquisition of businesses, net of cash received	—	(191.7)
Decrease (increase) in restricted cash	17.7	(17.7)
Divestiture of coal business	(12.8)	—
Return of Brazilian investment	20.5	—
Other investing activities	2.1	—

Net cash used in investing activities	(36.2)	(285.2)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	260.8
Repayment of long-term debt	(66.1)	(248.1)
Debt issuance costs	(0.2)	(5.7)
Proceeds from revolving facility	28.0	292.4
Repayment of revolving facility	(98.4)	(50.0)
Proceeds from financing obligation	16.2	—
Repayment of financing obligation	(1.0)	—
Dividends paid	—	(28.0)
Cash distributions to noncontrolling interests	(49.4)	(43.3)
Shares repurchased	—	(35.7)
SunCoke Energy Partners, L.P. units repurchased	—	(12.8)
Other financing activities	(1.4)	(1.1)

Net cash (used in) provided by financing activities	(172.3)	128.5

Net increase (decrease) in cash and cash equivalents	10.6	(15.6)
Cash and cash equivalents at beginning of year	123.4	139.0

Cash and cash equivalents at end of year	$134.0	$123.4

Supplemental Disclosure of Cash Flow Information
Interest paid	$58.4	$58.1
Income taxes paid, net of refunds of $8.2 million and $1.5 million, respectively	$(2.3)	$2.4

SunCoke Energy, Inc.

Segment Financial and Operating Data

(unaudited)

The following tables set forth financial and operating data for the three and twelve months ended December 31, 2016 and 2015:

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$261.2	$302.5	$1,097.2	$1,243.6
Brazil Coke	16.0	7.6	39.5	34.0
Coal Logistics(1)	48.2	31.1	84.7	60.8
Coal Logistics intersegment sales	7.9	5.1	23.2	20.4
Coal Mining	—	2.4	0.8	12.9
Coal Mining intersegment sales	—	26.7	22.0	101.0
Elimination of intersegment sales	(7.9)	(31.8)	(45.2)	(121.4)

Total sales and other operating revenue	$325.4	$343.6	$1,222.2	$1,351.3

Adjusted EBITDA(2)
Domestic Coke	$36.5	$45.3	$193.9	$210.1
Brazil Coke	8.3	12.3	16.2	22.4
Coal Logistics(1)	45.3	21.1	63.9	38.0
Coal Mining	(0.4)	(5.5)	(6.0)	(18.9)
Corporate and Other, including legacy costs, net(3)	(12.4)	(18.2)	(51.0)	(66.2)

Total Adjusted EBITDA	$77.3	$55.0	$217.0	$185.4

Coke Operating Data:
Domestic Coke capacity utilization (%)	90	96	93	97
Domestic Coke production volumes (thousands of tons)	964	1,028	3,954	4,122
Domestic Coke sales volumes (thousands of tons)	964	1,013	3,956	4,115
Domestic Coke Adjusted EBITDA per ton(4)	$37.86	$44.72	$49.01	$51.06
Brazilian Coke production—operated facility (thousands of tons)	446	436	1,741	1,760
Coal Logistics Operating Data:
Tons handled, excluding CMT (thousands of tons)(5)	3,981	4,160	14,076	16,652
Tons handled by CMT (thousands of tons)(1)(5)	1,731	1,395	4,493	2,212
Black lung expense	$(2.9)	$(6.5)	$(8.1)	$(9.8)
Postretirement benefit plan (expense) benefit	(0.1)	(0.1)	(0.7)	3.6
Defined benefit plan expense	—	—	—	(13.1)
Workers compensation expense	—	(0.7)	(0.6)	(2.3)
Other	0.2	—	0.4	(0.4)

Total legacy costs, net	$(2.8)	$(7.3)	$(9.0)	$(22.0)

(1)	The current and prior full year periods are not comparable due to the impact of CMT, which was acquired on August 12, 2015.
(2)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(3)	Legacy costs, net include costs associated with former mining employee-related liabilities prior to the implementation of our contractor mining business and ultimate disposal of mining operations, net of certain royalty revenues. See details of these legacy items below.
(4)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(5)	Reflects inbound tons handled during the period.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$53.0	$58.1	$219.1	$141.1
Subtract:
Loss on divestitures of business	—	—	14.7	—
Depreciation and amortization expense	31.8	33.3	114.2	109.1
Deferred income tax expense (benefit)	(1.4)	(12.5)	3.1	(5.6)
(Gain) loss on extinguishment of debt	(0.1)	(8.9)	(25.0)	0.5
Changes in working capital and other	(8.8)	13.3	52.6	26.8

Net income (loss)	$31.5	$32.9	$59.5	$10.3

Add:
Loss on divestitures of business	$—	$—	$14.7	$—
Adjustment to unconsolidated affiliate earnings(1)	—	—	—	20.8
Coal rationalization costs(2)	—	0.2	0.4	0.6
Depreciation and amortization expense	31.8	33.3	114.2	109.1
Interest expense, net	13.2	14.7	53.5	56.2
(Gain) loss on extinguishment of debt	(0.1)	(8.9)	(25.0)	0.5
Income tax expense (benefit)	2.7	(13.9)	8.6	(8.8)
Contingent consideration adjustments(3)	(1.8)	—	(10.1)	—
Expiration of land deposits(4)	—	—	1.9	—
Non-cash reversal of acquired contractual obligations(5)	—	(3.3)	(0.7)	(3.3)

Adjusted EBITDA	$77.3	$55.0	$217.0	$185.4

Subtract: Adjusted EBITDA attributable to noncontrolling interest(6)	28.8	24.9	86.6	81.2

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$48.5	$30.1	$130.4	$104.2

(1)	Reflects share of interest, taxes, depreciation and amortization related to VISA SunCoke. During 2015, as a result of continued decline in demand and price of coke in India an additional impairment of $19.4 million was recorded, resulting in an investment balance of zero. Beginning in the fourth quarter of 2015, we no longer include the results of our share of VISA SunCoke in our consolidated financial statements.
(2)	Prior to the divestiture of the coal mining business, we incurred coal rationalization costs including employee severance, contract termination costs and other costs to idle mines during the execution of our coal rationalization plan. The year ended December 31, 2015 included $2.3 million of income related to a severance accrual adjustment.
(3)	The Partnership amended its contingent consideration terms with The Cline Group during the first quarter of 2016. This amendment and subsequent fair value adjustments to the contingent consideration liability, resulted in gains of $1.8 million and $10.1 million recorded during the three and twelve months ended December 31, 2016, respectively, which were excluded from Adjusted EBITDA.
(4)	Reflects the expiration of land deposits in Kentucky.
(5)	In association with the acquisition of CMT, we assumed certain performance obligations under existing contracts and recorded liabilities related to such obligations. These contractual performance obligation have expired without the customer requiring performance. As such, the Partnership reversed the liabilities as we no longer have any obligations under the contract.
(6)	Reflects non-controlling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders.

SunCoke Energy, Inc

Reconciliation of Non-GAAP Information

Estimated 2017 Net Cash Provided by Operating Activities to Estimated Net Income and Consolidated Adjusted EBITDA

	2017
	Low	High
Net Cash Provided by Operating activities	$140	$155
Subtract:
Depreciation and amortization expense	131	131
Changes in working capital and other	(20)	(18)

Net Income	$29	$42

Add:
Depreciation and amortization expense	131	131
Interest expense, net	57	54
Income tax expense	3	8

Adjusted EBITDA	$220	$235

Subtract: Adjusted EBITDA attributable to noncontrolling interest(1)	90	94

Adjusted EBITDA attributable to SXC	$130	$141

(1)	Reflects non-controlling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders.